EXHIBIT TO ITEM 77I
Touchstone Strategic Trust
Terms of New or Amended Securities

Touchstone Global Growth Fund and Large Company Growth Fund
Classes A, C, Y and Institutional Class

The officers of Touchstone Strategic Trust are authorized and directed to issue and sell shares of beneficial interest of the Touchstone Global Growth Fund and Touchstone Large Company Growth, Class A. Class C, Class Y and Institutional shares, to the public. Each Class share of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Declaration of Trust and the Multiple Class Plan
Pursuant to Rule 18f-3 of Touchstone Strategic Trust.

A description of each Class of shares of the Touchstone
Global Growth Fund and Large Company Growth Fund is incorporated by reference to the Post-Effective Amendment
No. 138 to the Registration Statement as filed with the SEC via EDGAR on August 15, 2016 (Accession 0000711080-16-000121).